Exhibit 99.1

NEWS RELEASE	Contact: Dave Spille
For Immediate Release	Vice President, Investor
November 7, 2006	Relations and Capital Markets
(703) 744-1787
SUNRISE REPORTS PRELIMINARY SELECTED FINANCIAL AND OPERATING
DATA FOR THIRD-QUARTER 2006
Same-Community Revenue Increases 6.7 Percent Driven by Strong Occupancy and Rate Growth
Development Pipeline and Acquisitions Add 13 New Communities during the Third Quarter
Accounting Review Update Provided
     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported preliminary selected financial and operating data for the quarter ended September 30, 2006 and provided an update on its accounting review. Sunrise will provide complete consolidated financial information upon completion of its accounting review.
     “While we would prefer to share definitive numbers today, we are working hard with our outside accounting firm to do so soon. We are pleased to report strong operating metrics for the underlying business. Internal growth, acquisitions, and new construction each have contributed strongly to our performance this quarter,” said Paul Klaassen, chairman and CEO of Sunrise Senior Living.
Operational Highlights
     Revenue under management increased to $547 million in the third quarter of 2006 compared to $541 million in the prior year period. This revenue growth occurred despite the loss of 23 management contracts, representing $60 million per quarter in revenue under management, which were bought-out by Five Star Quality Care, Inc. for approximately $173 million during the last 12 months. Revenue under management includes revenues generated by Sunrise’s consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise. Sunrise achieved this growth from increased occupancy and average daily rates, through its sector-leading development pipeline and with acquisitions. Sunrise opened four new Sunrise-developed communities in the third quarter for a total of 21 new openings in the first nine months of 2006.
     Growth from existing operations continued as Sunrise increased same-community revenue and average daily rates. Third-quarter 2006 same-community revenue increased 6.7 percent over the third quarter of 2005 as a result of a 5.5 percent increase in average daily rate ($146.01 vs. $138.45) and a 1.4 percent increase in occupancy (94.1 percent vs. 92.8 percent). Same-community operating expenses increased 6.8 percent in the third quarter of 2006 over the prior year period, primarily reflecting increases in labor hours, utilities, and repair and maintenance costs.

     Sunrise’s industry-leading pace of new development continued to contribute to its overall growth. In the third quarter of 2006, Sunrise began construction on five new Sunrise communities, two in North America and three in Europe. Sunrise currently has 46 communities under construction, with capacity for more than 6,000 residents. This represents 18 percent growth over the 39 communities under construction at the end of the third quarter of 2005.
     Sunrise’s acquisition pace accelerated recently with the acquisition of two senior living companies and a hospice company. On September 27, 2006, Sunrise assumed management of, and a 25 percent ownership interest in, six Aston Gardens communities. These six large senior living communities generate annual revenues in excess of $65 million, have capacity for approximately 2,000 residents and are 100 percent private pay. GE Healthcare Financial Services, Sunrise’s independent joint venture capital partner for this transaction, acquired the remaining 75 percent interest in the joint venture. Sunrise also acquired the operating assets of three San Francisco Bay Area continuing care retirement communities on August 1, 2006. These three communities generate annual revenues of approximately $10 million, have capacity for more than 200 residents and are 100 percent private pay. Both acquisitions are expected to be accretive to Sunrise’s 2007 EPS results.
     In addition, on September 15, 2006, Sunrise acquired Trinity Hospice, the eighth largest hospice provider in the United States with expected revenue of $60 million in 2006. Through this acquisition, Sunrise entered the fast-growing hospice field, which grew at a 26 percent compounded annual growth rate between 2000 and 2004 and is expected to grow to more than $10 billion in 2006.
     Since the acquisition closed in mid-September, Trinity Hospice has initiated its geographical expansion plans to enter major metropolitan markets near current Sunrise communities. The initial 10 future hospice locations identified by Sunrise are expected to be located primarily in the northeastern United States. Combining Trinity’s hospice expertise with Sunrise’s national presence in all of the largest U.S. major metropolitan markets provides Sunrise with another growth engine and an important service it can provide within its communities and surrounding neighborhoods. The successful integration of Trinity into Sunrise’s current operations continues and Trinity’s business performed as expected in the third quarter of 2006.
Balance Sheet Highlights
     Sunrise continues to maintain a strong and healthy balance sheet. Sunrise ended the third quarter with approximately $190 million in cash and cash equivalents and approximately $190 million in debt, excluding any potential impact from Sunrise’s accounting review.
          “We continue to deploy our cash balances and cash flow to further our acquisition and development growth,” said Thomas Newell, president of Sunrise Senior Living. “This year, we are on pace to open 27 newly developed communities, the highest annual number in the history of our company, and we are in the process of further expanding our development team, which is the largest in the senior living sector, to take advantage of attractive industry fundamentals and our solid backlog of development opportunities. In addition, we expect to continue to pursue selective acquisitions in domestic and international markets.”
Accounting Review Update
     Sunrise is completing its review of the accounting treatment related to ventures that contain partner preferences and to the timing of sale accounting and recognition of income from sales of real estate or partnership interests in joint ventures. Subject to completion of its auditor’s review and clearing comments from the SEC, Sunrise currently expects to file its restated 2005 Form 10-K before year end, which will be followed by the filing of Sunrise’s Forms 10-Q for the first three quarters of 2006. Sunrise currently expects to be current in its filings with the Securities and Exchange Commission upon the filing of its 2006 Form 10-K on or before March 1, 2007.

     The cumulative impact of the restatement is currently anticipated to reduce net income for all periods impacted, including 1999 through 2005, by approximately $100 million. Approximately 50 percent of this amount relates to the periods from 1999 through 2002.
     Sunrise reiterated that the restatement does not affect the cumulative amount of profits and losses it generates from its venture partnerships or sales of real estate or partnership interests in joint ventures, but rather the timing of the income it recognizes. Sunrise expects the substantial majority of the reduction in net income for all periods to be recaptured in the form of additional net income within the next 24 months. The restatement has no impact on Sunrise’s cash flow or the operations of its communities.
Outlook
     Excluding the impact of the accounting restatement, Sunrise’s business has performed in line with expectations through the first nine months of the year. The Company continues to experience strong occupancy, increasing average daily rates, the benefits of the industry leading development pipeline and robust acquisition opportunities.
     Sunrise anticipates that its prior earnings guidance for the period 2006 through 2007 will increase due to the expected recapture during those years of the majority of the anticipated reductions in prior period income from the accounting adjustments. Sunrise will provide updated earnings guidance for 2006 and 2007 upon filing its 2006 Forms 10-Q.
Conference Call Information
     Sunrise will host a conference call today (Tuesday, November 7, 2006) at 10:00 a.m. ET to discuss the Company’s preliminary selected financial and operating data. Paul Klaassen, chairman and chief executive officer, Thomas Newell, president, Tiffany Tomasso, chief operating officer and Brad Rush, chief financial officer, will host the call. The call-in number is (800) 259-2693 or (913) 981-5575 (no password required). Those interested may also go to the Investor Relations section of the Company’s Web site (www.sunriseseniorliving.com) to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing (888) 203-1112 or (719) 457-0820 (pass code: 1314962). The rebroadcast will be available through November 14, 2006. In addition, a recording of the call and a copy of this press release will be available on the Company’s Web site in the Investor Relations section.
About Sunrise
     Sunrise Senior Living, a McLean, Va-based company, employs more than 40,000 people. As of September 30, 2006, Sunrise operated 436 communities in the United States, Canada, Germany and the United Kingdom with a combined capacity for more than 50,000 residents. Sunrise also had 46 communities under construction in these countries with a combined capacity for more than 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements
     The preliminary financial data, expected cumulative impact of the restatement, timing of expected recapture of the reduction in net income resulting from the restatement and estimates of future earnings included in this press release are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, its ability to successfully integrate the Aston Gardens and Trinity transactions into the Company’s operations, completion of Sunrise’s accounting review and finalization of the restatement of its financial statements, the integration and performance of the Company’s other recent acquisitions, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, our ability to manage our expenses, market factors that could affect the value of our properties, the risks of downturns in general economic conditions, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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Sunrise Senior Living, Inc.
Supplemental Information
As of September 30, 2006
($ in millions except average daily rate)

	Communities		Resident Capacity
	Q3 06	Q3 05	Q3 06	Q3 05
Community Data (1)
Communities managed for third-party owners	193	212	24,227	28,895
Communities in ventures	178	152	19,845	16,051
Communities consolidated	65	61	8,269	7,980

Total communities operated (2)	436	425	52,341	52,926

Percentage of Total Operating Portfolio
Assisted Living			72%	67%
Independent Living			22%	24%
Skilled Nursing			6%	9%

Total			100%	100%

Selected Operating Results
Same-Community Owned Portfolio Operating Results (3)

	Q3 06	Q3 05	% Change
Number of communities	176	176	—
Resident capacity	18,123	18,123	—
Revenue	$234.0	$219.4	6.7%
Community operating expense (4)	$154.9	$145.0	6.8%
Occupancy	94.1%	92.8%	1.4%
Average daily rate (5)	$146.01	$138.45	5.5%
Selected Total Portfolio Operating Results (6)

	Q3 06	Q3 05
Total revenue of communities under management	$547.3	$540.8
Number of Development Communities to be Opened (Resident Capacity)

	Q4 06	Q1 07	Q2 07	Q3 07
Consolidated communities (7)	2 (189)	2 (172)	—	1 (256)
Venture communities	4 (415)	4 (297)	6 (598)	4 (432)
Managed communities	—	—	—	—

Notes

(1)	Community data does not reflect any potential changes in categories for communities impacted by the accounting review.

(2)	During the third quarter of 2006, Sunrise opened four communities and assumed management of nine communities.

(3)	Same-community owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in the third quarter of 2006 and 2005. This includes consolidated and venture communities.

(4)	Community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.

(5)	Average daily rate excludes community fees.

(6)	Includes revenue for all communities operated by Sunrise.

(7)	Communities are expected to be acquired by a third party or joint venture prior to opening.